UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2016

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 N.W. 77th Avenue, Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 8.01.  Other Events.

On January 4, 2016 we completed the exchange of three of our radio stations in Puerto Rico, WIOA-FM, WZET-FM and WIOC-FM, plus $1.9 million for three full power television stations in Puerto Rico, WTCV-DT - Channel 32, WVEO-DT - Channel 17 and WVOZ-DT - Channel 47, with International Broadcast Corp.  The transaction will qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code.

We intend to file applications to participate in the FCC’s television spectrum incentive auction with all three of the acquired licenses to monetize the potential excess value of the station swap option and maximize the potential cash proceeds that are expected to be created by the auction process.  As participants in the FCC’s television spectrum incentive auction we will be subject to the FCC’s anti-collusion rule, which prohibits certain communications during a “quiet period.”  The quiet period will end when the FCC issues a public notice announcing the completion of the reverse and the forward auctions, which will likely be sometime in late 2016.  There can be no assurance that the FCC’s television spectrum incentive auction will be successfully completed or any potential excess value and/or cash proceeds will be subsequently realized.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Spanish Broadcasting System, Inc., dated January 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)

January 8, 2016	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary